EXHIBIT 21.01

SUBSIDIARIES OF MSC INDUSTRIAL DIRECT CO., INC.

CORPORATION	STATE OF INCORPORATION
Sid Tool Co., Inc	New York
Primeline International, Inc	New York
MSC Services Corp	New York
Swiss Precision Instruments, Inc	California
Enco Manufacturing Co., Inc.	New York
J&L America, Inc	Michigan
MSC Acquisition Corp VI	New York
MSC Contract Management, Inc	New York
MSC Foreign Properties Corporation	Delaware
American Specialty Grinding Co., Inc	Massachusetts
MSC Acquisition Corp VII.	New York
Mission Real Estate Acquisition Company	Delaware